UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 3, 2005

RUSH ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Texas	0-20797	74-1733016
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 IH-35 South, Suite 500, New Braunfels, Texas		78130
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (830) 626-5200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 9.01                                   FINANCIAL STATEMENTS AND EXHIBITS

As previously reported on its Current Report on Form 8-K (the “Initial 8-K”) filed with the Securities and Exchange Commission on January 5, 2005, on January 3, 2005, Rush Enterprises, Inc., a Texas corporation (the “Company”), completed the acquisition (the “Acquisition”) of Peterbilt dealerships in Dallas, Fort Worth, Abilene and Tyler, Texas and Nashville, Tennessee from American Truck Source, Inc. (“ATS”), pursuant to the Asset Purchase Agreement dated as of September 15, 2004, as amended, to which the Company and ATS are parties.  The purchase price paid by the Company to ATS was $131.2 million.

This Form 8-K/A is being filed to amend the Initial 8-K to include Item 9.01(a) Financial Statements of Businesses Acquired and Item 9.01(b) Pro Forma Financial Information relating to the Acquisition.  The information contained in this Form 8-K/A should be read in conjunction with the Initial 8-K.

(a)           Financial Statements of Businesses Acquired

The following historical financial statements of ATS are included in this report:

•                  Unaudited Consolidated Balance Sheet as of September 30, 2004 and 2003

•                  Unaudited Consolidated Statement of Income for the nine months ended September 30, 2004 and 2003

•                  Unaudited Consolidated Statement of Cash Flows for the nine months ended September 30, 2004 and 2003

•                  Notes to Unaudited Consolidated Financial Statements

•                  Report of Independent Auditors

•                  Audited Consolidated Balance Sheets as of December 31, 2003 and 2002

•                  Audited Consolidated Statements of Income for the years ended December 31, 2003 and 2002

•                  Audited Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2003 and 2002

•                  Audited Consolidated Statements of Cash Flows for the years ended December 31, 2003 and 2002

•                  Notes to Audited Consolidated Financial Statements

(b)           Pro Forma Financial Information

The following pro forma financial information is included in this report:

•                  Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2004

•                  Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2003 and the nine month period ended September 30, 2004

(c)           Exhibits

Exhibit No.	Document Description

23.1	Consent of BDO Siedman, LLP

American TruckSource, Inc. and Subsidiaries

Consolidated Balance Sheets

	Unaudited
	September 30,
	2004	2003
Assets
Cash and cash equivalents	$15,405,783	$12,900,569
Accounts receivable, net of allowance for doubtful accounts $140,601 and $179,177	15,875,479	11,019,158
Inventories	39,055,014	51,537,423
Notes receivable, current	21,234	4,622,438
Prepaid expenses and other	804,781	949,792
Total current assets	71,162,291	81,029,380
Property and equipment, net	28,031,901	24,277,863

Other assets
Receivables from affiliates, net	17,638,122	12,547,690
Notes Receivable, net of current portion	739,857	1,247,511
Other, net of accumulated amortization of $529,593 for both years	5,075,445	4,515,664
Total other assets	23,453,424	18,310,865
	$122,647,616	$123,618,108
Liabilities and Stockholder’s Equity

Current liabilities
Floor plan lines of credit	$48,716,324	$51,641,661
Current portion of long-term debt	3,438,806	10,443,000
Accounts payable	3,057,417	5,427,349
Accrued liabilities	6,160,230	5,816,476
Income taxes payable (refundable)	(29,385)	(59,999)
Total current liabilities	61,343,392	73,268,487
Long term debt, net of current portion	20,954,983	17,273,349
Other liabilities	1,247,289	1,821,458
Total liabilities	83,545,664	92,363,294

Commitments and contingencies

Stockholder’s equity
Class A common stock, $.01 par value, 20,000,000 shares authorized, 10,300,000 shares issued and 9,977,859 shares outstanding	103,000	103,000
Additional paid-in capital	4,578,083	4,578,083
Treasury stock at cost, 322,141 Class A shares	(1,074,000)	(1,074,000)
Retained earnings	35,494,869	27,647,731
Total stockholders’ equity	39,101,952	31,254,814
	$122,647,616	$123,618,108

See accompanying notes to consolidated financial statements.

American TruckSource, Inc. and Subsidiaries

Consolidated Statements of Income

	Unaudited
	Nine Months Ended September 30, 2004	Nine Months Ended September 30, 2003
Revenues
New and used trucks	$250,671,844	$148,227,938
Parts and service	44,641,726	40,593,689
Finance and insurance income, net	2,081,892	2,092,665
Lease and rental income	3,122,491	2,996,392
	300,517,953	193,910,684
Cost of products sold
New and used trucks	234,025,350	138,130,074
Parts and service	27,797,960	25,486,264
Lease fixed and variable expense	860,349	1,085,564
	262,683,659	164,701,902
Gross profit	37,834,294	29,208,782

Operating expenses
Selling, general and administrative	24,523,420	22,231,905
Depreciation and amortization	2,746,852	2,261,555
	27,270,272	24,493,460
Operating income	10,564,022	4,715,322
Other expense (income)
Interest expense	1,963,950	1,868,879
Interest and investment income	(989,495)	(1,922,537)
Other, net	(53,354)	(32,010)
	921,101	(85,668)
Income (loss) before income taxes	9,642,921	4,800,990
Income tax provision (benefit)	144,162	65,893
Net income (loss)	$9,498,759	$4,735,097

See accompanying notes to consolidated financial statements.

American TruckSource, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Unaudited
	Nine Months Ended September 30,
	2004	2003
Cash flows from operating activities
Net income	$9,498,759	$4,735,097
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,746,852	2,261,555
Gain on sales of assets	(8,088)	69,448
Imputed Interest	(508,574)	(414,710)
Provision for doubtful accounts	91,015	74,400
Changes in operating assets and liabilities:
Accounts receivable	(6,942,972)	(1,048,092)
Inventories	12,994,631	(7,348,983)
Prepaid expenses and other	69,795	(235,915)
Receivables from affiliates, net	(3,212,408)	(1,918,619)
Floor plan lines of credit	(14,524,573)	9,576,646
Accounts payable and accrued liabilities	(536,665)	490,987
Income taxes payable	11,225	(141,277)
Other	(512,756)	293,102

Net cash provided by operating activities	(833,759)	6,393,639

Cash flows from investing activities
Capital expenditures	(944,608)	(3,588,567)
Net proceeds from sales of assets	8,088	71,817
Receipts on notes receivable, net	1,179,161	(2,255,687)

Net cash used in investing activities	242,641	(5,772,437)

Cash flows from financing activities
Borrowings under long-term debt agreements	643,702	2,200,000
Repayments of long-term debt	(7,961,596)	(6,649,775)
Dividends paid to Shareholders	(1,247,232)	(2,245,699)

Net cash provided by (used in) financing activities	(8,565,126)	(6,695,474)

Increase in cash and cash equivalents	(9,156,244)	(6,074,272)
Cash and cash equivalents at beginning of year	24,562,027	18,974,841
Cash and cash equivalents at September 30,	$15,405,783	$12,900,569

See accompanying notes to consolidated financial statements.

American TruckSource, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Organization and Summary of Significant Accounting Policies

Business—American TruckSource, Inc. and Subsidiaries (the Company), is a holding company formed in February 1997 to own and manage certain heavy-duty truck dealers franchised to sell new Peterbilt trucks and PACCAR Inc. (PACCAR) parts. Peterbilt trucks are manufactured by Peterbilt Motors Company (Peterbilt), a wholly owned subsidiary of PACCAR. In addition to new trucks and parts, the Company also sells used heavy-duty trucks, provides financing and insurance for new and used trucks and provides maintenance and body shop services through its service and body shop facilities.

The Company’s direct and indirect wholly owned operating subsidiaries are Dallas Peterbilt, Ltd., L.L.P. (DPL), Nashville Peterbilt, Inc. (NPI), Louisville Peterbilt, Inc. (LPI), Birmingham Peterbilt, Inc. (BPI), American TruckSource Financial Corporation (ATS Financial), American TruckSource Leasing, Inc. (ATS Leasing), and Highland Park Land Company (HPLC). DPL, NPI, LPI, and BPI are heavy-duty truck dealerships located in Dallas, Texas; Nashville, Tennessee; Jeffersonville, Indiana, and Birmingham, Alabama, respectively. DPL also has locations in Tyler, Fort Worth and Abilene, Texas. ATS Financial is a finance company in the business of retail and lease financing for new and used trucks and trailers. ATS Leasing is a franchise of PACLease (a division of PACCAR) and leases Peterbilt trucks to third-party freight carriers. HPLC owns the land and buildings at DPL’s, NPI’s, and LPI’s primary locations, as well as other real estate properties.

On September 15, 2004, the Company entered into an agreement to sell substantially all of its assets to Rush Enterprises, Inc. (Rush). PACCAR has indicated that it will exercise its right of first refusal with respect to LPI and BPI, allowing Rush to purchase substantially all of the assets of DPL, NPI, ATS Financial, ATS Leasing, and HPLC.

Results of operations for interim periods are not necessarily indicative of results that may be expected for any other interim periods or the full fiscal year.

Consolidation—The accompanying consolidated financial statements include the accounts of the Company and its direct and indirect subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Management Estimates—The preparation of the consolidated financial statements of the Company in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Consolidated Statements of Cash Flows—For purposes of the consolidated statements of cash flows, cash and cash equivalents include all deposits with original maturities of three months or less as well as all contracts in transit, which will be converted to cash within several days of their origination. Contracts in transit represent financing contracts on vehicles sold for which the proceeds are in transit from financing institutions.

During the nine month periods ended September 30, 2004 and 2003 interest paid totaled approximately $1,937,328 and $1,825,498 and income taxes paid totaled approximately $132,937 and $44,616, respectively.

Trade Receivables and Allowance for Doubtful Accounts—Trade receivables are customer obligations due under normal trade terms and are accounted for on a cost basis. Management performs continuing credit evaluations of customers’ financial condition and generally does not require collateral from customers. The Company provides an allowance for doubtful accounts based on its historic collection experience. Receivables are written off when management deems them uncollectible, based on historical experience with the individual account.

Note Receivables and Loan Loss Reserve—Note receivables are carried on a cost basis, with interest income recognized as received. During the nine month period ended September 30, 2004, the notes earned interest at rates ranging from 5.50% to 19.9%. The Company records an allowance for these receivables based on historical experience with the account. The allowances at September 30, 2004 and 2003 were $121,944 and $365,453 and were included in the accrued liabilities $6,160,230 and $5,816,476, respectively in the accompanying consolidated balance sheets.

Inventories—Inventories are stated at the lower of cost or market value. New and used truck inventories are carried at actual cost determined by specific identification. Parts and accessories inventories are carried at average cost.

Property and Equipment—Property and equipment are carried at cost and depreciated on the straight-line method over their estimated useful lives. When assets are retired, sold or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected as other income during that accounting period. The costs of repairs and maintenance are expensed as incurred, and significant renewals or improvements are capitalized.

The Company reviews for impairment whenever circumstances indicate that the carrying value of an asset may not be recoverable based on the estimated future cash flows (undiscounted and without interest charges) expected to result from use of that asset and its eventual disposition. Impairment is recognized only if the carrying amount of an asset is greater than the expected future cash flows and the impairment is based on the fair value of the asset.

Other Assets—Other assets primarily consist of goodwill related to acquisitions of approximately $4,020,000. In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.” Under SFAS 142, effective January 1, 2002, goodwill and intangible assets with indefinite lives are to no longer be amortized but are to be reviewed annually (or more frequently if impairment indicators arise) for impairment. Goodwill was being amortized on a straight-line basis over 40 years. The amortization was discontinued as of January 1, 2002. There have been no changes in the carrying amount of goodwill for the period ended September 30, 2004.

Revenue Recognition and Recourse Agreements—Income from the sale of new and used trucks is recognized when the seller and customer execute a purchase contract, delivery has occurred and there are no significant uncertainties related to financing or collectibility. The Company facilitates the financing of new and used trucks for its customers. Generally, the Company will execute a finance contract and immediately sell such contract to a third-party finance company. The Company recognizes finance income in the amount received from the third-party finance companies, net of a provision for estimated repossession losses and interest charge backs. The Company may, upon such a sale, agree to accept limited recourse in the event the truck is subsequently repossessed. The Company’s recourse obligation is determined, based on the model year of the truck sold and other factors. The Company provides a reserve for repossession losses after considering historical loss experience and the existing portfolio of limited recourse contracts outstanding. If a customer prepays or fails to pay a contract, thereby terminating a finance contract prior to scheduled maturity, a portion of the finance income may be charged back to the Company based on the relevant terms of the contract. The Company provides for this charge back exposure based on historical charge back experience and early termination rates. The Company, through ATS Financial, will retain certain finance contracts for its own account. Finance income on retained contracts is recognized over the life of the contract. A reserve for loan losses is provided for estimated losses related to retained contracts.

The Company recognized repossession and loan loss expense of approximately $2,016,712 for the nine month period ended September 30, 2004 and $1,216,840 for the nine month period ended September 30, 2003 which are included in “Income from Finance and Leasing, Net”, in the accompanying consolidated statements of income. Parts and service revenue is recognized when the Company sells a part to its customer or when service work is completed.

Income Taxes—Effective January 1, 2000, the Company elected S Corporation filing status under Internal Revenue Service regulations. Accordingly, federal income taxes are not imposed upon the Company, except in certain limited circumstances where taxes may be assessed on gains realized due to the sale of certain assets. The Company also incurs taxes at the state level, including income and franchise taxes.

Fair Value of Financial Instruments—The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, notes receivable, accounts payable, debt and an interest rate swap agreement. The fair values of cash and cash equivalents, accounts receivable, notes receivable and accounts payable approximate their respective carrying values. The fair value of debt is estimated based on current rates available for similar debt with similar maturities and security. All of the Company’s debt bears interest rates approximating market rates as of September 30, 2004 and, as a result, the carrying value of the Company’s debt approximates its fair value.

The fair value of the interest rate swap agreement is estimated based upon the amount that the Company would receive or pay to terminate the swap agreement at the reporting date, taking into consideration current interest rates and any related credit risk. The Company does not anticipate nonperformance by the financial institution, and no material loss would be expected from their nonperformance.

2. Inventories

Inventories as of September 30, are as follows:

	2004	2003
New Trucks	$25,937,502	$32,412,946
Used Trucks	6,661,059	13,014,699
Parts and Accessories	6,456,453	6,109,778
	$39,055,014	$51,537,423

Substantially all inventories of new and used trucks are pledged as collateral in connection with the floor plan lines of credit.

3. Property and Equipment

Property and equipment as of September 30, are as follows:

	Estimated Useful Lives (In Years)	2004	2003
Land	—	$8,047,398	$8,390,392
Buildings and improvements	5-39	15,282,412	14,386,784
Equipment	3-5	5,109,287	4,748,568
Furniture and fixtures	5	1,517,229	1,537,200
Leased vehicles	3-5	10,398,318	7,064,485
Company vehicles	5	1,547,365	1,874,850
Construction in progress	—	—	168,945
		41,902,009	38,171,224
Less accumulated depreciation		13,870,108	13,893,361
		$28,031,901	$24,277,863

Substantially all of the Company’s real property is pledged under long-term debt agreements.

4. Floor Plan Lines of Credit

The Company uses floor plan lines of credit (the Floor Plan) to facilitate its purchases of new and used truck inventories. The Company’s Floor Plan is secured by its new and used truck inventories and any cash or receivables resulting from the sale of such collateral and is guaranteed by a stockholder of the Company. The total amount of credit available fluctuates depending on the level of new truck purchases. The Floor Plan interest rate is based on the 30 day Commercial Paper Index as reported on the first day of each month in the Wall Street Journal, plus 2.125% (for a total rate of 3.185% as of September 30, 2004 and 3.725% as of September 30, 2003). Floor Plan is generally paid off on the third day following the receipt of payment on a vehicle sale to allow the funds to become available. Borrowings under the Floor Plan are due upon demand.

Amounts of collateral as of September 30, are as follows:

	2004	2003
Inventories, new and used trucks	$32,255,719	$43,955,562
Truck sale related accounts receivable	10,828,827	3,789,880
Truck sale related contracts-in-transit	5,813,085	5,547,077
Cash held for Floor Plan payment related to receipts from Truck sales	3,607,690	870,515
Total	52,505,321	54,163,034
Floor plan lines of credit	$48,716,324	$51,641,661

5. Long Term Debt

Total long term debt as of September 30, is as follows:

	2004	2003
Equipment financing notes payable	$9,085,526	$6,035,639
Real estate mortgage notes payable	15,308,263	16,556,632
Acquisition financing note payable	—	—
Revolving lines of credit	—	5,124,078
	24,393,789	27,716,349
Less current portion	3,438,806	10,443,000
Floor plan lines of credit	$20,954,983	$17,273,349

Equipment Financing Notes Payable—The Company, mostly through ATS Financial, has entered into financing arrangements with several third-party finance institutions. In general, the Company will obtain loans from the financial institutions to provide funding for the purchase of equipment to be leased to freight carriers or to provide funding for loans to fleets or owner/operators seeking to purchase equipment. Each loan is individually negotiated and is secured by the underlying equipment and/or the Company’s rights in all accounts, chattel paper, equipment, instruments and contract rights. The loans outstanding bear interest at rates ranging from 0% to 9.18% and mature on various dates through February 2008.

Real Estate Mortgage Notes Payable—The Company has both fixed and variable rate real estate notes with several lenders. The proceeds from the issuance of the variable and fixed rate real estate notes were used primarily to acquire land, buildings, and to make improvements. These notes are secured by real estate. The Company’s variable interest rate notes have rates based on several indices, with rates ranging from 3.6% to 6.875% for the period ended September 30, 2004. Monthly payments on these notes range from $3,400 to $59,028, plus interest. Maturities of these notes range from October 2004 to November 2027. The Company’s fixed rate debt has a rate of 7.25% and matures in August 2006. Payments are $3,300 per month. The stockholders of the Company and many of the Company’s subsidiaries guarantee the notes. Under the terms of the notes, the Company is obligated to maintain certain collateral coverage covenants and is restricted as to future transactions involving additional indebtedness. For the period ended September 30, 2004, the Company was in compliance with all such covenants.

Revolving Lines of Credit—The Company has a revolving line-of-credit facility (the Credit Facility) with a bank under which ATS may borrow up to $6,000,000. As of September 30, 2004 and 2003, the outstanding line-of-credit balance was $0.00 and $5,124,078, respectively. The Credit Facility bears interest at a variable rate of Libor plus 2% (3.78% and 3.12% at September 30, 2004 and 2003, respectively). Interest is payable monthly. Borrowings outstanding under the Credit Facility are due on November 15, 2004. The Credit Facility is secured by substantially all of ATS’s tangible assets not previously pledged. Under the terms of the Credit Facility, the Company is obligated to maintain certain financial covenants and is restricted as to future transactions involving additional secured debt, dividends, security issuances, recapitalizations, capital expenditures and lease commitments. At the period ended September 30, 2004, the Company was in compliance with all such covenants. The stockholders of the Company guarantee the Credit Facility.

Maturities on long-term debt as of September 30, 2004, are as follows:

12 months ending September 30,
2005	$3,438,806
2006	3,706,519
2007	5,738,598
2008	3,079,283
2009	845,349
Thereafter	7,585,234
$24,393,789

Interest Rate Swap Agreement—During 2003, the Company entered into an interest rate swap agreement with a major financial institution in order to reduce the impact of changes in market interest rates on HPLC. The agreement provides for the Company to pay the financial institution monthly interest payments at a fixed rate of 5.55%, in exchange for the receipt of monthly interest payments based on the LIBOR rate. The original notional amount was $12,759,231, and the LIBOR rate is adjusted monthly. The agreement matures in July 2013 and is secured by real estate owned by HPLC. The fair value of the interest rate swap was $1,022,413 at September 30, 2004 and $1,410,458 at September 30, 2003, and is recorded in other liabilities. Additionally, the Company’s performance under this agreement is guaranteed by the stockholders of the Company and other subsidiaries.

6. Stockholders’ Equity

In 1997, the Company entered into a plan and agreement of reorganization (the Plan) by and among (a) the Company, (b) NPI, ATS Leasing and LPI (the Nashville Group), (c) DPL, HPLC and ATS Financial (the Dallas Group), (d) MKJ Family Enterprises, Inc., and MKJ, owners of the Dallas Group and (e) the Baker Nashville Partnership (the Sellers), owners of the Nashville Group. Under the terms of the Plan, the Dallas Group acquired the Nashville Group and in 1998, the Company became obligated to repurchase certain shares of the Company’s Class A common stock previously owned by one of the Seller’ principals. The Company recorded such shares as treasury stock in 1998 and the final payment due pursuant to the repurchase obligation was paid during 2001. In 1999, an officer of the Company purchased all of the remaining Class A common stock of the Company owned by the Sellers. In the event that the Company completes an initial public offering within six years of the date of repurchase of each Sellers’ ownership interest, additional consideration may be due to the Sellers.

For the nine month periods ended September 30, 2004 and 2003, the Company declared and paid dividends to its stockholders in the aggregate amount of $1,247,232 and $2,245,699, respectively.

7. Income Taxes

The provision (benefit) for income taxes for the nine month period ended September 30, 2004, is as follows:

	2004	2003
Current income taxes	$144,162	$65,893
Deferred income taxes	—	—
Income tax provision (benefit)	$144,162	$65,893

8. Related Party Transactions

The Company periodically makes non-interest bearing cash advances to or receives payments from certain affiliated persons and entities, including transactions with the Company’s principal stockholders, who are also chairman and president of the Company, and with other affiliates including an aviation company. Advances to these entities are generally to provide operating funds or to make capital expenditures. Payments from these entities are generally to repay amounts previously advanced or to take advantage of the Company’s resources for investing cash. No due dates have been established for repayment of some of the advances. The net receivables from affiliated entities were $2,651,229 and $861,539 at September 30, 2004 and 2003.

On September 30, 2000, the Company consummated a promissory note receivable from one of its stockholders. The note consists of a $5,000,000 revolving line of credit, which bears interest at 7.00% and matures on December 31, 2010. At September 30, 2004 and 2003 the note receivable balances were $10,449,348 and $6,733,458, respectively.

On August 10, 2000, the Company extended a promissory note receivable from a stockholder for the purchase of the Sellers’ shares of Class A common stock. The note consists of a $4,000,000 revolving line of credit, which bears interest at 7.00% and matures on December 31, 2010. At September 30, 2004 and 2003, the note receivable balances were $806,509 and $1,000,000.

On July 31, 2000, HPLC executed a $6,011,810 note receivable from an affiliate of the Company, bearing interest at 7.00%. The note was amended on February 9, 2001 (due to a large principal payment in December 31, 2000), to provide for monthly installments of principal and interest of $23,452 through July 31, 2030. At September 30, 2004 and 2003, the note receivable balances were $3,376,850 and $3,406,108, respectively. The note is secured by a second lien on real estate.

The Company recognized approximately $685,927 of interest income from related-party receivables for the nine month period ended September 30, 2004 and $594,270 of interest income from related-party receivables for the nine month period ended September 30, 2003.

An affiliate of the Company owns and operates an airplane. During the nine month periods ended September 30, 2004 and 2003, the Company incurred approximately $378,000 and $635,000, respectively related to use of the affiliate’s aircraft. This expense is included in selling, general and administrative expense in the consolidated statements of income.

9. Commitments and Contingencies

The Company leases certain facilities and equipment under lease agreements that have been classified as operating leases. A portion of the operating lease commitments relates to equipment that is subleased to customers. Total rental expense included in the accompanying consolidated statement of income for the nine month period ended September 30, 2004 and 2003 for such leases is approximately $833,000 and $1,064,000, respectively. Future minimum lease payments under noncancelable operating leases with initial or remaining terms in excess of one year as of September 30, 2004, are as follows:

12 months ending September 30,
2005	$1,221,553
2006	641,505
2007	420,856
2008	31,117
Thereafter	2,230
Future minimum lease payments	$2,317,261

Minimum lease payments to be received for noncancelable leases and subleases in effect at September 30, 2004, are as follows:

12 months ending September 30,
2005	$123,490
2006	61,472
2007	16,799
2008	—
Thereafter	—
Future minimum lease receipts	$201,761

The Company has guaranteed a loan made to the affiliated aviation company (see Note 8). The note balance at September 30, 2004 and 2003 is approximately $2,261,104 and $2,492,575, respectively and is secured by an airplane owned by the affiliated aviation company. This guarantee would require payment only in the event of default on payment by the debtor. Management believes the likelihood is remote that payment will be required under this guarantee.

10. Concentrations of Risk

Substantially all of the Company’s trade receivables result from the sales of new and used trucks to owner-operators or heavy-duty truck fleet owners or from the sale of parts and service to owners of heavy-duty trucks. The concentration of customers in a single industry may impact the Company’s overall risk, either positively or negatively, in that these entities may be similarly affected by changes in economic or other conditions. In general, the Company may mitigate its risk of collection of funds from sales of new and used trucks by transferring the receivables to third-party lenders. Receivables from the sale of parts and service are generally not collateralized.

The Company is dependent on Peterbilt for its new truck inventories. Peterbilt operates three manufacturing plants, one in Denton, Texas, one in Nashville, Tennessee, and one in Ste-Therese, Quebec. Peterbilt manufactures a limited number of trucks each year and the demand for such trucks by the Company and by other Peterbilt dealers may be greater than Peterbilt’s manufacturing capacity.

The Company maintains cash deposits in bank accounts that, at times, may exceed federally insured limits. The Company has not experienced losses in such accounts and does not currently believe it is exposed to any significant credit risk related to its cash and cash equivalents.

11. Retirement Plan

The Company provides a 401(k) plan for all eligible employees. Employee contributions are by salary reduction and are made at the individual employee’s discretion, within limits set forth in the 401(k) plan agreement and in the Internal Revenue Code. The employer may elect to match employee contributions up to a designated amount. Employer matching contributions amounted to approximately $137,000 and $138,000 for the nine month periods ended September 30, 2004 and 2003, respectively.

Independent Auditors’ Report

The Board of Directors and Stockholders of
American TruckSource, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of American TruckSource, Inc. (a Delaware corporation), and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American TruckSource, Inc., and Subsidiaries as of December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 12 to the consolidated financial statements, the Company discovered errors regarding accrued liability related to finance income charge backs and to vacation pay. Accordingly adjustments have been made for the correction of these errors.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for goodwill in 2002.

/s/ BDO Seidman, LLP

April 9, 2004, except for Note 12 which is as of September 14, 2004.
Dallas, Texas

American TruckSource, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31, 2003	December 31, 2002
Assets
Cash and cash equivalents	$24,562,027	$18,974,841
Accounts receivable, net of allowance for doubtful accounts of $121,598 and $193,322	9,023,522	10,045,466
Inventories	51,801,506	45,676,404
Notes receivable	1,367,260	2,903,844
Prepaid expenses and other	949,577	788,877
Total current assets	87,703,892	78,389,432
Property and equipment, net	30,007,284	21,529,151
Other assets
Receivables from affiliates, net	13,917,140	10,214,360
Notes receivable, net of current portion	572,991	710,419
Other, net of accumulated amortization of $529,593 for both years	4,869,360	4,589,789
Total other assets	19,359,491	15,514,568
	$137,070,667	$115,433,151
Liabilities and Stockholders’ Equity
Current liabilities
Floor plan lines of credit	$63,600,482	$46,279,839
Current portion of long-term debt	9,018,580	9,767,412
Accounts payable	3,985,742	3,701,863
Accrued liabilities	5,768,570	7,050,974
Income taxes payable (refundable)	(40,610)	81,278
Total current liabilities	82,332,764	66,881,366
Long term debt, net of current portion	22,333,518	18,183,887
Other liabilities	1,553,960	1,602,481
Total liabilities	106,220,242	86,667,734

Commitments and contingencies
Stockholders’ equity
Class A common stock, $.01 par value, 20,000,000 shares authorized, 10,300,000 shares issued and 9,977,859 shares outstanding	103,000	103,000
Additional paid-in capital	4,578,083	4,578,083
Treasury stock at cost, 322,141 Class A shares	(1,074,000)	(1,074,000)
Retained earnings	27,243,342	25,158,334
Total stockholders’ equity	30,850,425	28,765,417
	$137,070,667	$115,433,151

See accompanying notes to consolidated financial statements.

American TruckSource, Inc. and Subsidiaries

Consolidated Statements of Income

	December 31, 2003	December 31, 2002
Revenues
New and used trucks	$205,424,015	$219,475,919
Parts and service	54,438,819	51,585,328
Income from finance and leasing, net	3,035,157	5,060,107
	262,897,991	276,121,354
Cost of products sold
New and used trucks	191,187,427	203,903,546
Parts and service	34,299,820	31,986,515
	225,487,247	235,890,061
Gross profit	37,410,744	40,231,293
Operating expenses
Selling, general and administrative	30,172,074	31,178,924
Depreciation and amortization	3,006,121	2,994,977
	33,178,195	34,173,901
Operating income	4,232,549	6,057,392
Other income (expense)
Interest and investment income	2,427,232	1,725,691
Interest expense	(2,551,593)	(2,096,657)
Other	(16,868)	151,454
	(141,229)	(219,512)
Income before income taxes	4,091,320	5,837,880
Income tax provision (benefit)	(239,387)	108,101
Net income	$4,330,707	$5,729,779

See accompanying notes to consolidated financial statements.

American Truck Source, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity

	Class A Common Stock	Additional Paid In Capital	Treasury Stock	Retained Earnings	Receivable from Affiliate	Total
Balance, December 31, 2001	$103,000	$7,541,574	$(1,074,000)	$19,428,555	$(3,747,106)	$22,252,023
Net income	—	—	—	5,729,779	—	5,729,779
Affiliate receivable	—	—	—	—	(2,066,385)	(2,066,385)
Rescission of receivable from affiliate	—	(5,813,491)	—	—	5,813,491	—
Merger related payment to shareholder	—	(150,000)	—	—	—	(150,000)
Capital contributed	—	3,000,000	—	—	—	3,000,000
Balance, December 31, 2002	103,000	4,578,083	(1,074,000)	25,158,334	—	28,765,417
Net income	—	—	—	4,330,707	—	4,330,707
Dividend to Shareholders	—	—	—	(2,245,699)	—	(2,245,699)
Balance, December 31, 2003	$103,000	$4,578,083	$(1,074,000)	$27,243,342	$—	$30,850,425

See accompanying notes to consolidated financial statements.

American Truck Source, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	December 31, 2003	December 31, 2002
Cash flows from operating activities
Net income	$4,330,707	$5,729,779
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,006,121	2,994,977
Gain on sales of assets	97,022	12,774
Imputed Interest	(554,446)	(703,750)
Provision for doubtful accounts	79,131	166,344
Changes in operating assets and liabilities:
Accounts receivable	942,813	(2,190,343)
Inventories	(1,713,169)	(10,313,455)
Prepaid expenses and other	(160,700)	139,655
Receivables from affiliates, net	(3,265,223)	1,195,911
Floor plan lines of credit	14,874,424	15,617,065
Accounts payable and accrued liabilities	(998,529)	(73,044)
Income taxes payable	(121,888)	(21,179)
Other	(328,092)	440,096
Net cash provided by operating activities	16,188,171	12,994,830
Cash flows from investing activities
Capital expenditures	(7,883,663)	(3,605,426)
Net proceeds from sales of assets	326,377	294,974
Proceeds from issuance of notes receivable, net	1,674,013	1,221,483
Net cash used in investing activities	(5,883,273)	(2,088,969)
Cash flows from financing activities
Borrowings under long-term debt agreements	18,526,889	28,163,613
Repayments of long-term debt	(20,998,902)	(27,657,519)
Dividends paid to Shareholders	(2,245,699)	—
Net cash provided by (used in) financing activities	(4,717,712)	506,094
Increase in cash and cash equivalents	5,587,186	11,411,955
Cash and cash equivalents at beginning of year	18,974,841	7,562,886
Cash and cash equivalents at end of year	$24,562,027	$18,974,841

See accompanying notes to consolidated financial statements.

American TruckSource, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Organization and Summary of Significant Accounting Policies

Business—American TruckSource, Inc. and Subsidiaries (the Company), is a holding company formed in February 1997 to own and manage certain heavy-duty truck dealers franchised to sell new Peterbilt trucks and PACCAR Inc. (PACCAR) parts. Peterbilt trucks are manufactured by Peterbilt Motors Company (Peterbilt), a wholly owned subsidiary of PACCAR. In addition to new trucks and parts, the Company also sells used heavy-duty trucks, provides financing and insurance for new and used trucks and provides maintenance and body shop services through its service and body shop facilities.

The Company’s direct and indirect wholly owned operating subsidiaries are Dallas Peterbilt, Ltd., L.L.P. (DPL), Nashville Peterbilt, Inc. (NPI), Louisville Peterbilt, Inc. (LPI), Birmingham Peterbilt, Inc. (BPI), American TruckSource Financial Corporation (ATS Financial), American TruckSource Leasing, Inc. (ATS Leasing), and Highland Park Land Company (HPLC). DPL, NPI, LPI, and BPI are heavy-duty truck dealerships located in Dallas, Texas; Nashville, Tennessee; Jeffersonville, Indiana, and Birmingham, Alabama, respectively. DPL also has locations in Tyler, Fort Worth and Abilene, Texas. ATS Financial is a finance company in the business of retail and lease financing for new and used trucks and trailers. ATS Leasing is a franchise of PACLease (a division of PACCAR) and leases Peterbilt trucks to third-party freight carriers. HPLC owns the land and buildings at DPL’s, NPI’s, and LPI’s primary locations, as well as other real estate properties.

Consolidation—The accompanying consolidated financial statements include the accounts of the Company and its direct and indirect subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Management Estimates—The preparation of the consolidated financial statements of the Company in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Consolidated Statements of Cash Flows—For purposes of the consolidated statements of cash flows, cash and cash equivalents include all deposits with original maturities of three months or less as well as all contracts in transit, which will be converted to cash within several days of their origination. Contracts in transit represent financing contracts on vehicles sold for which the proceeds are in transit from financing institutions.

During 2003 and 2002, interest paid totaled approximately $2,509,000 and $2,109,000 and income taxes paid totaled approximately $176,000 and $129,000, respectively. During 2002, equity was contributed through the forgiveness of a note payable with a shareholder of $3,000,000 and reduced through the recession of a receivable from an affiliate of $5,813,491.

Trade Receivables and Allowance for Doubtful Accounts—Trade receivables are customer obligations due under normal trade terms and are accounted for on a cost basis. Management performs continuing credit evaluations of customers’ financial condition and generally does not require collateral from customers. The Company provides an allowance for doubtful accounts based on its historic collection experience. Receivables are written off when management deems them uncollectible, based on historical experience with the individual account.

Note Receivables and Loan Loss Reserve—Note receivables are carried on a cost basis, with interest income recognized as received. During 2003, the notes earned interest at rates ranging from 5.50% to 19.9%. The Company records an allowance for these receivables based on historical experience with the account. The allowance at December 31, 2003 and 2002 was $100,000 and $500,736, respectively, and was included in the accrued liabilities $5,798,570 and $7,050,975, respectively, in the accompanying consolidated balance sheets.

Inventories—Inventories are stated at the lower of cost or market value. New and used truck inventories are carried at actual cost determined by specific identification. Parts and accessories inventories are carried at average cost

Property and Equipment—Property and equipment are carried at cost and depreciated on the straight-line method over their estimated useful lives. When assets are retired, sold or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected as other income during that accounting period. The costs of repairs and maintenance are expensed as incurred, and significant renewals or improvements are capitalized.

The Company reviews for impairment whenever circumstances indicate that the carrying value of an asset may not be recoverable based on the estimated future cash flows (undiscounted and without interest charges) expected to result from use of that asset and its eventual disposition. Impairment is recognized only if the carrying amount of an asset is greater than the expected future cash flows and the impairment is based on the fair value of the asset. Management has evaluated the need for impairment and determined that no impairment exists as of December 31, 2003.

Other Assets—Other assets primarily consist of goodwill related to acquisitions of approximately $4,020,000. In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.” Under SFAS 142, effective January 1, 2002, goodwill and intangible assets with indefinite lives are to no longer be amortized but are to be reviewed annually (or more frequently if impairment indicators arise) for impairment. Goodwill was being amortized on a straight-line basis over 40 years. The amortization was discontinued as of January 1, 2002. There have been no changes in the carrying amount of goodwill for the year ended December 31, 2003. In accordance with SFAS 142, management has evaluated goodwill and determined that no impairment exists as of December 31, 2003.

Revenue Recognition and Recourse Agreements—Income from the sale of new and used trucks is recognized when the seller and customer execute a purchase contract, delivery has occurred and there are no significant uncertainties related to financing or collectibility. The Company facilitates the financing of new and used trucks for its customers. Generally, the Company will execute a finance contract and immediately sell such contract to a third-party finance company. The Company recognizes finance income in the amount received from the third-party finance companies, net of a provision for estimated repossession losses and interest charge backs. The Company may, upon such a sale, agree to accept limited recourse in the event the truck is subsequently repossessed. The Company’s recourse obligation is determined, based on the model year of the truck sold and other factors. The Company provides a reserve for repossession losses after considering historical loss experience and the existing portfolio of limited recourse contracts outstanding. If a customer prepays or fails to pay a contract, thereby terminating a finance contract prior to scheduled maturity, a portion of the finance income may be charged back to the Company based on the relevant terms of the contract. The Company provides for this charge back exposure based on historical charge back experience and early termination rates. The Company, through ATS Financial, will retain certain finance contracts for its own account. Finance income on retained contracts is recognized over the life of the contract. A reserve for loan losses is provided for estimated losses related to retained contracts.

The Company recognized repossession and loan loss expense of approximately $3,582,000 in 2003 and $2,405,000 in 2002, which is included in “Income from Finance and Leasing, Net”, in the accompanying consolidated statements of income. Parts and service revenue is recognized when the Company sells a part to its customer or when service work is completed.

Income Taxes—Effective January 1, 2000, the Company elected S Corporation filing status under Internal Revenue Service regulations. Accordingly, federal income taxes are not imposed upon the Company, except in certain limited circumstances where taxes may be assessed on gains realized due to the sale of certain assets. The Company also incurs taxes at the state level, including income and franchise taxes.

Fair Value of Financial Instruments—The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, notes receivable, accounts payable, debt and an interest rate swap agreement. The fair values of cash and cash equivalents, accounts receivable, notes receivable and accounts payable approximate their respective carrying values. The fair value of debt is estimated based on current rates available for similar debt with similar maturities and security. All of the Company’s debt bears interest rates approximating market rates as of December 31, 2003 and, as a result, the carrying value of the Company’s debt approximates its fair value.

The fair value of the interest rate swap agreement is estimated based upon the amount that the Company would receive or pay to terminate the swap agreement at the reporting date, taking into consideration current interest rates and any related credit risk. The Company does not anticipate nonperformance by the financial institution, and no material loss would be expected from their nonperformance.

Reclassification—The Company entered into an interest rate swap agreement in 2001. This agreement was accounted for as a cash flow hedge in 2001 and 2002. The hedge was not effective and the 2002 financial statements have been reclassified to reflect that no comprehensive income (loss) had occurred.

2. Inventories

Inventories as of December 31, are as follows:

	2003	2002
New trucks	$31,467,178	$27,545,302
Used trucks	13,984,906	12,036,879
Parts and accessories	6,349,422	6,094,223
	$51,801,506	$45,676,404

Substantially all inventories of new and used trucks are pledged as collateral in connection with the floor plan lines of credit.

3. Property and Equipment

Property and equipment as of December 31, are as follows:

	Estimated Useful Lives (In Years)	2003	2002
Land	—	$8,247,398	$6,645,292
Buildings and improvements	5-39	14,944,032	14,440,941
Equipment	3-5	4,911,494	4,981,236
Furniture and fixtures	5	1,517,229	1,537,200
Leased vehicles	3-5	9,942,828	3,186,755
Company vehicles	5	1,656,356	1,695,225
Construction in progress		—	168,946
		$41,219,337	$32,655,595
Less accumulated depreciation		11,212,053	11,126,444
		$30,007,284	$21,529,151

Substantially all of the Company’s real property is pledged under long-term debt agreements.

4. Floor Plan Lines of Credit

The Company uses floor plan lines of credit (the Floor Plan) to facilitate its purchases of new and used truck inventories. The Company’s Floor Plan is secured by its new and used truck inventories and any cash or receivables resulting from the sale of such collateral and is guaranteed by a stockholder of the Company. The total amount of credit available fluctuates depending on the level of new truck purchases. The Floor Plan interest rate is based on the 30 day Commercial Paper Index as reported on the first day of each month in the Wall Street Journal, plus 2.125% (for a total rate of 3.125% at December 31, 2003). Floor Plan is generally paid off on the third day following the receipt of payment on a vehicle sale to allow the funds to become available. Borrowings under the Floor Plan are due upon demand.

Amounts of collateral as of December 31, are as follows:

	2003	2002
Inventories, new and used trucks	$45,452,084	$39,582,181
Truck sale related accounts receivable	3,773,132	4,163,652
Truck sale related contracts-in-transit	12,294,566	6,728,658
Cash held for Floor Plan payment related to receipts from Truck sales	6,091,781	3,512,627
Total	67,611,563	53,987,118
Floor plan lines of credit	$63,600,482	$46,279,839

5. Long Term Debt

Total long term debt as of December 31, is as follows:

	2003	2002
Equipment financing notes payable	$10,492,692	$9,395,587
Real estate mortgage notes payable	16,235,328	15,958,965
Acquisition financing note payable	—	2,281,170
Revolving lines of credit	4,624,078	315,577
	31,352,098	27,951,299
Less current portion	9,018,580	9,767,412
Total long term debt	$22,333,518	$18,183,887

Equipment Financing Notes Payable—The Company, mostly through ATS Financial, has entered into financing arrangements with several third-party finance institutions. In general, the Company will obtain loans from the financial institutions to provide funding for the purchase of equipment to be leased to freight carriers or to provide funding for loans to fleets or owner/operators seeking to purchase equipment. Each loan is individually negotiated and is secured by the underlying equipment and/or the Company’s rights in all accounts, chattel paper, equipment, instruments and contract rights. The loans outstanding bear interest at rates ranging from 0% to 9.18% and mature on various dates through February 2008.

Real Estate Mortgage Notes Payable—The Company has both fixed and variable rate real estate notes with several lenders. The proceeds from the issuance of the variable and fixed rate real estate notes were used primarily to acquire land, buildings, and to make improvements. These notes are secured by real estate. The Company’s variable interest rate notes have rates based on several indices, with rates ranging from 3.14% to 6.875% at December 31, 2003. Monthly payments on these notes range from $3,400 to $59,028, plus interest. Maturities of these notes range from June 2004 to November 2027. The Company’s fixed rate debt has a rate of 7.25% and matures in August 2006. Payments are $3,300 per month. The stockholders of the Company and many of the Company’s subsidiaries guarantee the notes. Under the terms of the notes, the Company is obligated to maintain certain collateral coverage covenants and is restricted as to future transactions involving additional indebtedness. At December 31, 2003 and 2002, the Company was in compliance with all such covenants.

Revolving Lines of Credit—The Company has a revolving line-of-credit facility (the Credit Facility) with a bank under which ATS may borrow up to $6,000,000. As of December 31, 2003, the outstanding line-of-credit balance was $4,624,078. The Credit Facility bears interest at a variable rate of Libor plus 2% (3.154% at December 31, 2003). Interest is payable monthly. Borrowings outstanding under the Credit Facility are due on September 30, 2004. The Credit Facility is secured by substantially all of ATS’s tangible assets not previously pledged. Under the terms of the Credit Facility, the Company is obligated to maintain certain financial covenants and is restricted as to future transactions involving additional secured debt, dividends, security issuances, recapitalizations, capital expenditures and lease commitments. At December 31, 2003 and 2002, the Company was in compliance with all such covenants. The stockholders of the Company guarantee the Credit Facility.

Maturities on long-term debt as of December 31, 2003, are as follows:

Year ending,
2004	$9,018,580
2005	2,682,645
2006	3,078,832
2007	5,485,862
2008	2,867,844
Thereafter	8,218,335
$31,352,098

Interest Rate Swap Agreement—During 2003, the Company entered into an interest rate swap agreement with a major financial institution in order to reduce the impact of changes in market interest rates on HPLC. The agreement provides for the Company to pay the financial institution monthly interest payments at a fixed rate of 5.55%, in exchange for the receipt of monthly interest payments based on the LIBOR rate. The original notional amount was $12,759,231, and the LIBOR rate is adjusted monthly. The agreement matures in July 2013 and is secured by real estate owned by HPLC. The fair value of the interest rate swap was $1,132,210 at December 31, 2003, and is recorded in other liabilities. Additionally, the Company’s performance under this agreement is guaranteed by the stockholders of the Company and other subsidiaries.

6. Stockholders’ Equity

In 1997, the Company entered into a plan and agreement of reorganization (the Plan) by and among (a) the Company, (b) NPI, ATS Leasing and LPI (the Nashville Group), (c) DPL, HPLC and ATS Financial (the Dallas Group), (d) MKJ Family Enterprises, Inc., and MKJ, owners of the Dallas Group and (e) the Baker Nashville Partnership (the Sellers), owners of the Nashville Group. Under the terms of the Plan, the Dallas Group acquired the Nashville Group and in 1998, the Company became obligated to repurchase certain shares of the Company’s Class A common stock previously owned by one of the Seller’ principals. The Company recorded such shares as treasury stock in 1998 and the final payment due pursuant to the repurchase obligation was paid during 2001. In 1999, an officer of the Company purchased all of the remaining Class A common stock of the Company owned by the Sellers. In the event that the Company completes an initial public offering within six years of the date of repurchase of each Sellers’ ownership interest, additional consideration may be due to the Sellers.

In 2003, the Company declared and paid dividends to its stockholders in the aggregate amount of $2,245,699.

7. Income Taxes

The provision (benefit) for income taxes for the year ended December 31, is as follows:

	2003	2002
Current income taxes	$(239,387)	$108,101
Deferred income taxes	—	—
Income tax provision (benefit)	$(239,387)	$108,101

8. Related Party Transactions

The Company periodically makes non-interest bearing cash advances to or receives payments from certain affiliated persons and entities, including transactions with the Company’s principal stockholders, who are also chairman and president of the Company, and with other affiliates including an aviation company. Advances to these entities are generally to provide operating funds or to make capital expenditures. Payments from these entities are generally to repay amounts previously advanced or to take advantage of the Company’s resources for investing cash. No due dates have been established for repayment of some of the advances. The net receivables from affiliated entities were $1,620,594 and $243,064 at December 31, 2003 and 2002, respectively.

On June 30, 2000, the Company consummated a promissory note receivable from one of its stockholders. The note consists of a $5,000,000 revolving line of credit, which bears interest at 7.00% and matures on December 31, 2010. At December 31, 2003 and 2002, the note receivable balance was $7,897,625 and $5,355,748, respectively.

On August 10, 2000, the Company extended a promissory note receivable from a stockholder for the purchase of the Sellers’ shares of Class A common stock. The note consists of a $4,000,000 revolving line of credit, which bears interest at 7.00% and matures on December 31, 2010. At December 31, 2003, the note receivable balance was $1,000,000.

On July 31, 2000, HPLC executed a $6,011,810 note receivable from an affiliate of the Company, bearing interest at 7.00%. The note was amended on February 9, 2001 (due to a large principal payment in December 31, 2000), to provide for monthly installments of principal and interest of $23,452 through July 31, 2030. At December 31, 2003 and 2002, the note receivable balance was $3,398,921 and $3,437,436, respectively. The note is secured by a second lien on real estate.

The Company recognized approximately $813,622 and $926,000 of interest income from related-party receivables in 2003 and 2002, respectively.

An affiliate of the Company owns and operates an airplane. During 2003 and 2002, the Company incurred approximately $826,000 and $902,000, respectively, related to use of the affiliate’s aircraft. This expense is included in selling, general and administrative expense in the consolidated statements of income.

9. Commitments and Contingencies

The Company leases certain facilities and equipment under lease agreements that have been classified as operating leases. A significant portion of the operating lease commitments relates to equipment that is subleased to customers. Total rental expense included in the accompanying consolidated statement of income for 2003 and 2002 for such leases is approximately $1,353,000 and $823,000, respectively. Future minimum lease payments under noncancelable operating leases with initial or remaining terms in excess of one year as of December 31, 2003, are as follows:

Year ending,
2004	$904,686
2005	664,837
2006	522,433
2007	259,343
2008	1,071
$2,352,370

Minimum lease payments to be received for noncancelable leases and subleases in effect at December 31, 2003, are as follows:

Year ending,
2004	$181,740
2005	111,420
2006	47,141
2007	12,599
2008
$352,900

The Company has guaranteed a loan made to the affiliated aviation company (see Note 8). The note balance at December 31, 2003 is approximately $2,424,000 and is secured by an airplane owned by the affiliated aviation company. This guarantee would require payment only in the event of default on payment by the debtor. Management believes the likelihood is remote that payment will be required under this guarantee.

10. Concentrations of Risk

Substantially all of the Company’s trade receivables result from the sales of new and used trucks to owner-operators or heavy-duty truck fleet owners or from the sale of parts and service to owners of heavy-duty trucks. The concentration of customers in a single industry may impact the Company’s overall risk, either positively or negatively, in that these entities may be similarly affected by changes in economic or other conditions. In general, the Company may mitigate its risk of collection of funds from sales of new and used trucks by transferring the receivables to third-party lenders. Receivables from the sale of parts and service are generally not collateralized.

The Company is dependent on Peterbilt for its new truck inventories. Peterbilt operates three manufacturing plants, one in Denton, Texas, one in Nashville, Tennessee, and one in Ste-Therese, Quebec. Peterbilt manufactures a limited number of trucks each year and the demand for such trucks by the Company and by other Peterbilt dealers may be greater than Peterbilt’s manufacturing capacity.

The Company maintains cash deposits in bank accounts that, at times, may exceed federally insured limits. The Company has not experienced losses in such accounts and does not currently believe it is exposed to any significant credit risk related to its cash and cash equivalents.

11. Retirement Plan

The Company provides a 401(k) plan for all eligible employees. Employee contributions are by salary reduction and are made at the individual employee’s discretion, within limits set forth in the 401(k) plan agreement and in the Internal Revenue Code. The employer may elect to match employee contributions up to a designated amount. Employer matching contributions amounted to approximately $128,000 and $145,000 for 2003 and 2002, respectively.

12. Restatement for Correction of Error

During 2004, errors regarding accrued liabilities related to finance income charge backs and to vacation pay were discovered. Accordingly, the 2003 and 2002 consolidated financial statements have been restated to correct these errors. The effect of the correction to the finance income charge back liability increases accrued liabilities by $1,392,221 and $863,881, at December 31, 2003 and 2002, respectively, and decreases net income by $528,340 and $863,881 for 2003 and 2002, respectively. The effect of the correction to the vacation pay liability increases accrued liabilities and decreases retained earnings by $306,624 at December 31, 2001, and increases accrued liabilities by $295,297 and $306,624, at December 31, 2003 and 2002, respectively, and increased net income by $11,327 and $0 for 2003 and 2002, respectively.

RUSH ENTERPRISES, INC.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The following tables present the Company’s unaudited pro forma consolidated balance sheet as of September 30, 2004 and unaudited pro forma consolidated statement of operations for the year ended December 31, 2003 and the nine month period ended September 30, 2004. The unaudited pro forma consolidated financial data presented below has been derived from the following previously disclosed information: (1) the Company’s audited consolidated financial statements and accompanying notes; (2) the audited financial statements and accompanying notes of ATS for the year ended December 31, 2003; and (3) the Company’s and ATS’s unaudited consolidated financial statements for the nine month period ended September 30, 2004. The unaudited pro forma consolidated financial data has been prepared for illustrative purposes only and does not purport to represent what our results of operations or financial condition would actually have been had the transactions described below in fact occurred as of the dates specified. In addition, the unaudited pro forma consolidated financial data does not purport to project the Company’s results of operations or financial condition as of any date or for any future period.

The unaudited pro forma consolidated balance sheet as of September 30, 2004 gives effect to the following events as if they were consummated on September 30, 2004:

•                  the Company’s acquisition of substantially all of the assets of ATS;

•                  the Company’s issuance and sale of approximately $115.9 million in class A common stock;

•                  the Company’s assumption of $2.4 million of ATS’s liabilities in the Acquisition.

The unaudited pro forma consolidated statements of operations for the year ended December 31, 2003 and for the nine month period ended September 30, 2004 give pro forma effect to these events as if they were consummated on January 1, 2003.

The Acquisition has been accounted for using the purchase method of accounting. Under the purchase method of accounting, the cash payment of the estimated aggregate purchase price for ATS (including transaction fees and expenses) will be allocated to the tangible assets, identifiable intangible assets and liabilities of ATS based upon their respective fair values. The allocation of the purchase price, useful lives assigned to assets and other adjustments made to the unaudited pro forma consolidated financial data are based upon available information and certain preliminary assumptions that the Company believes are reasonable under the circumstances. The Company has completed its preliminary fair market value allocation to the specific assets and liabilities of ATS and does not expect the final amounts allocated and the related useful lives to differ materially from those reflected in the unaudited pro forma consolidated financial data.

The unaudited pro forma consolidated financial data should be read in conjunction with the accompanying notes and assumptions, the Company’s historical consolidated financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as amended, and in the Company’s Quarterly Report on Form 10-Q for the nine month period ended September 30, 2004, and the historical financial statements of ATS included elsewhere in this Form 8-K/A.

Unaudited Pro Forma Consolidated Balance Sheet

As of September 30, 2004

(In Thousands)

	Rush	ATS	Pro Forma Adjustments		Pro Forma Consolidated Balance Sheet
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$45,745	$15,406	$(15,406)	(1)	$52,314
			109,141	(2)
			(102,572)	(3)
Accounts receivable, net	32,878	15,875	(13,063)	(1)	32,878
			(2,812)	(6)
Inventories	161,686	39,055	(8,844)	(6)	191,897
Prepaid expenses and other	1,234	805	(194)	(6)	1,845
Assets held for sale	8,851	0			8,851
Notes receivable		21			21
Deferred income taxes	2,838	0	960	(4)	3,798
Total current assets	253,232	71,162	(32,790)		291,604
PROPERTY AND EQUIPMENT, net	124,231	28,032	(3,679)	(1)	150,319
			4,290	(3)
			(2,555)	(6)
OTHER ASSETS:
Receivables from affiliates, net		17,638	(17,638)	(5)	0
Notes receivable, net of current portion		740			740
Other, net	44,410	5,075	(3,785)	(1)	91,710
			46,609	(3)
			(599)	(6)
Total other assets	44,410	23,453	24,587		92,450
Total assets	$421,873	$122,647	$(10,147)		$534,373
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Floor plan notes payable	$136,577	$48,716	$(39,982)	(1)	$136,577
			(8,734)	(6)
Current maturities of long-term debt	21,695	3,439	(3,316)	(1)	21,695
			(123)	(6)
Advances outstanding under lines of credit	17,669	0			17,669
Trade accounts payable	17,182	3,058	(2,125)	(1)	17,182
			(933)	(6)
Accrued expenses	34,339	6,160	(2,379)	(1)	36,738
			(1,382)	(6)
Income taxes payable (refundable)		(30)	22	(1)	0
			8	(6)
Total current liabilities	227,462	61,343	(58,944)		229,861
LONG-TERM DEBT, net of current maturities	67,547	20,955	(19,594)	(1)	67,547
			(1,361)	(6)
DEFERRED INCOME TAXES, net	18,434	0	960	(4)	19,394
OTHER LIABILITIES	0	1,247	(1,205)	(1)	0
			(42)	(6)
SHAREHOLDERS’ EQUITY
Common Stock	151	103	(103)	(1)	239
			88	(2)
Additional paid-in-capital	47,278	4,578	(2,378)	(1)	156,331
			109,053	(2)
			(2,200)	(6)
Treasury stock	0	(1,074)	1,074	(1)	0
Retained earnings	61,001	35,495	(35,260)	(1)	61,001
			(235)	(6)
Total shareholders’ equity	108,430	39,102	70,039		217,571
Total liabilities and shareholders’ equity	$421,873	$122,647	$(10,147)		$534,373

Notes to the Unaudited Pro Forma Consolidated Balance Sheet:

(1)                                  In accordance with the terms of the asset purchase agreement between Rush and ATS, Rush did not acquire all or a portion of the asset, assume the liability or retain the equity represented in the applicable line items from ATS.

(2)                                  Records the proceeds, and additions to common stock and additional paid in capital, net of financing costs of $6.8 million, from our issuance and sale of approximately $115.9 million in class A common stock.

(3)                                  Reflects the cash payment and the allocation of the estimated aggregate purchase price of ATS.

Cash paid from proceeds of the stock offering and existing cash of Rush	$120,210
Cash proceeds received from ATS from the repayment of receivable from affiliate (see note 5 below)	(17,638)

Total cash consideration paid to ATS	102,572
Reserve for repossession losses, interest chargebacks and accrued vacation that are included in ATS’s Accrued expenses and were assumed from ATS by Rush	2,399

Total purchase price	$104,971

Preliminary Allocation of Purchase Price:
Inventories	$30,211
Prepaid expenses and other	611
Notes receivable	21
Property and equipment, net—at ATS basis(a)	21,798
Step up in basis of ATS property and equipment, net	4,290
Notes receivable, net of current portion	740
Other assets, net	691
Goodwill	46,609
$104,971

(a)   Below are the useful lives of property and equipment acquired from ATS:

Estimated Useful Life in Years
Land	—
Buildings and improvements	39
Equipment	5
Furniture and fixtures	5
Leased vehicles	3-5
Company vehicles	5

(4)                                  Records a deferred tax asset and deferred tax liability related to different accounting treatments for book and tax purposes of the liabilities assumed from ATS. The amount is calculated as follows:

Reserve for repossession losses, interest chargebacks and accrued vacation that are included in ATS’s accrued expenses and were assumed from ATS by Rush	$2,399
Company’s effective tax rate	40%
$960

(5)                                  Records proceeds paid by ATS to Rush for repayment of the receivable from affiliate, net. This receivable was purchased by Rush and then immediately repaid by ATS in accordance with the asset purchase agreement.

(6)                                  Represents assets and liabilities of ATS’s Birmingham and Louisville Peterbilt that were not acquired by Rush.

Unaudited Pro Forma Consolidated Statement of Operations

Nine Months Ended September 30, 2004

(In Thousands, Except per Share Amounts)

	Rush	ATS	Pro Forma Adjustments		Pro Forma Statement of Operations
REVENUES:
New and used truck sales	$527,167	$250,672	$(41,218)	(8)	$736,621
Parts and service sales	214,563	44,642	(11,405)	(8)	247,800
Construction equipment sales	23,711	0			23,711
Lease and rental	20,278	3,122			23,400
Finance and Insurance	5,619	2,082	(301)	(8)	7,400
Other	2,629	0			2,629
Total revenues	793,967	300,518	(52,924)		1,041,561
COST OF PRODUCTS SOLD:
New and used truck sales	488,839	234,025	(38,833)	(8)	684,031
Parts and service sales	132,985	27,798	(7,476)	(8)	153,307
Construction equipment sales	20,861	0			20,861
Lease and rental	14,673	861			15,534
Total cost of products sold	657,358	262,684	(46,309)		873,733
GROSS PROFIT	136,609	37,834	(6,615)	(8)	167,828
SELLING, GENERAL AND ADMINISTRATIVE	106,060	24,523	(1,965)	(1)	124,213
			(4,405)	(8)
DEPRECIATION AND AMORTIZATION	6,834	2,747	60	(2)	9,406
			(33)	(3)
			(202)	(8)
OPERATING INCOME	23,715	10,564	(70)		34,209
INTEREST EXPENSE, NET	4,360	975	(1,659)	(4)	4,058
			686	(5)
			(304)	(8)
GAIN ON SALE OF ASSETS	504	0			504
OTHER INCOME (EXPENSE)	0	53	(5)	(8)	48
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	19,859	9,642	1,202		30,703
INCOME TAX PROVISION (BENEFIT)	7,944	144	4,194	(6)	12,282
			0
INCOME FROM CONTINUING OPERATIONS	11,915	9,498	(2,992)		18,421
LOSS FROM DISCONTINUED OPERATIONS, NET	(143)	0			(143)
NET INCOME	$11,772	$9,498	$(2,992)		$18,278
EARNINGS PER COMMON SHARE—BASIC
Income from continuing operations	$0.81				$0.79
Net income	$0.80				$0.78
EARNINGS PER COMMON SHARE—DILUTED
Income from continuing operations	$0.75				$0.75
Net income	$0.74				$0.74
SHARES OUTSTANDING
Basic	14,647		8,750	(7)	23,397
Diluted	15,898		8,750	(7)	24,648

Notes to September 30, 2004 Unaudited Pro Forma Consolidated Statement of Operations:

(1)                                  Represents salaries and personal expenses of the owners of ATS.  As a result of the acquisition, the positions of the owners of ATS were eliminated and the owners of ATS are not employed by Rush.

(2)                                  Represents $3.1 million step-up in buildings and improvements divided by 39 year useful life. The remaining step-up of $1.2 million in Property and Equipment, net on the Unaudited Pro Forma Consolidated Balance Sheet, is related to non-depreciable land.

(3)                                  Represents add back of depreciation expense on vehicles retained by ATS.

(4)           Represents elimination of interest expense of acquired ATS dealerships as a result of the reduction of debt.

(5)                                  Represents interest income, that has been netted against interest expense in the financial statements of ATS, related to the receivable from affiliate that was paid off on the day of the transaction.

(6)                                  Reflects an adjustment to record income tax expense on ATS’s pretax income from continuing operations and for the effects of the pro forma adjustments using Rush’s effective tax rate of 40%. Calculated as follows:

ATS 9/30/04 income from continuing operations before income taxes	$9,642
Net effect of pro forma adjustments on income from continuing operations before income taxes	1,202
Pro forma income from continuing operations before income taxes	10,844
Rush effective tax rate	40%
ATS’s provision for income taxes at Rush’s effective tax rate	4,338
Subtract ATS’s 9/30/04 income tax expense	(144)
Pro forma adjustment to increase provision for income taxes	$4,194

(7)                                  Records the additional shares outstanding from our issuance and sale of 8,750,000 shares of our class A common stock at a price of $13.25 per share.

(8)                                  Represents revenue and expenses directly related to ATS’s Birmingham and Louisville Peterbilt operations that were not acquired by Rush. These amounts include certain expenses recorded at the corporate level that are directly attributable to the Birmingham or Louisville dealerships.

Unaudited Pro Forma Consolidated Statement of Operations

Year Ended December 31, 2003

(In Thousands Except per Share Amounts)

	Rush	ATS (1)	Pro Forma Adjustments		Pro Forma Statement of Operations
REVENUES:
New and used truck sales	$501,757	$205,424	$(49,233)	(9)	$657,948
Parts and service sales	249,818	54,439	(14,797)	(9)	289,460
Construction equipment sales	28,263	0			28,263
Lease and rental	25,847	497			26,344
Finance and Insurance	6,286	3,936	(479)	(9)	9,743
Other	3,361	0			3,361
Total revenues	815,332	264,296	(64,509)		1,015,119
COST OF PRODUCTS SOLD:
New and used truck sales	466,396	191,187	(46,978)	(9)	610,605
Parts and service sales	151,373	34,300	(9,911)	(9)	175,762
Construction equipment sales	25,158				25,158
Lease and rental	19,155	1,398			20,553
Total cost of products sold	662,082	226,885	(56,889)		832,078
GROSS PROFIT	153,250	37,411	(7,620)	(9)	183,041
SELLING, GENERAL AND ADMINISTRATIVE	124,207	30,172	(2,798)	(2)	145,892
			(5,689)	(9)
DEPRECIATION AND AMORTIZATION	8,929	3,006	80	(3)	11,642
			(84)	(4)
			(289)	(9)
OPERATING INCOME	20,114	4,233	1,160		25,507
INTEREST EXPENSE, NET	6,348	125	(2,159)	(5)	4,735
			814	(6)
			(393)	(9)
GAIN ON SALE OF ASSETS	1,984	0			1,984
OTHER INCOME (EXPENSE)	0	(17)	9	(9)	(8)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	15,750	4,091	2,907		22,748
INCOME TAX PROVISION (BENEFIT)	6,300	(239)	3,038	(7)	9,099
			0
INCOME FROM CONTINUING OPERATIONS	9,450	4,330	(131)		13,649
LOSS FROM DISCONTINUED OPERATIONS, NET	(621)				(621)
NET INCOME	$8,829	$4,330	$(131)		$13,028
EARNINGS PER COMMON SHARE—BASIC
Income from continuing operations	$0.67				$0.60
Net income	$0.63				$0.57
EARNINGS PER COMMON SHARE—DILUTED
Income from continuing operations	$0.63				$0.57
Net income	$0.59				$0.55
SHARES OUTSTANDING
Basic	14,042		8,750	(8)	22,792
Diluted	15,024		8,750	(8)	23,774

Notes to December 31, 2003 Unaudited Pro Forma Consolidated Statement of Operations:

(1)                                  Certain revenue and cost of sale line items of ATS have been reclassified to conform with Rush’s presentation.

(2)                                  Represents salaries and personal expenses of the owners of ATS currently paid by ATS. As a result of the acquisition, the positions of the owners of ATS were eliminated and the owners of ATS are not employed by Rush.

(3)                                  Represents $3.1 million step-up in buildings and improvements divided by 39 year useful life. The remaining step-up of $1.2 million in Property and Equipment, net on the Unaudited Pro Forma Consolidated Balance Sheet, is related to non-depreciable land.

(4)                                  Represents add back of depreciation expense on vehicles retained by ATS.

(5)                                  Represents elimination of interest expense of acquired ATS dealerships as a result of the reduction of debt.

(6)                                  Represents interest income, that has been netted against interest expense in the financial statements of ATS, related to the receivable from affiliate that was paid off on the day of the transaction.

(7)                                  Reflects an adjustment to record income tax expense on ATS’s pretax income from continuing operations and for the effects of the pro forma adjustments using Rush’s effective tax rate of 40%. Calculated as follows:

ATS 12/31/03 income from continuing operations before income taxes	$4,091
Net effect of pro forma adjustments on income from continuing operations before income taxes	2,907
Pro forma income from continuing operations before income taxes	6,998
Rush effective tax rate	40%
ATS’s provision for income taxes at Rush’s effective tax rate	2,799
Add ATS’s 12/31/03 income tax benefit	239
Pro forma adjustment to increase provision for income taxes	$3,038

(8)                                  Records the additional shares outstanding from our issuance and sale of 8,750,000 shares of our class A common stock at a price of $13.25 per share.

(9)                                  Represents revenue and expenses directly related to ATS’s Birmingham and Louisville Peterbilt operations that were not acquired by Rush. These amounts include certain expenses recorded at the corporate level that are directly attributable to the Birmingham or Louisville dealerships.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUSH ENTERPRISES, INC.

	By	/s/ Martin A. Naegelin, Jr.
Martin A. Naegelin, Jr.
Senior Vice President and Chief Financial Officer
Dated February 4, 2005